Exhibit 5


                                WILLIAM F. SORIN
                                 ATTORNEY-AT-LAW
                                 823 PARK AVENUE
                            NEW YORK, NEW YORK 10021
                            TELEPHONE: (212) 249-0732
                            FACSIMILE: (212) 249-5364


                                                                August 19, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

                  Re:   COMVERSE TECHNOLOGY, INC.

Ladies and Gentlemen:

         I have acted as legal counsel to Comverse Technology, Inc., a New York corporation (the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") of an aggregate of 39,561 shares of Common
Stock of the Company, par value $0.10 per share ("Common Stock"), issuable upon the exercise of options ("Options") which have been granted under the Second Amended and Restated 1996 Founders Stock Option Plan and the Second Amended and Restated 1996 Stock Option Plan of InTouch Systems, Inc. (the "Plans").

         I have examined originals, or copies certified to my satisfaction, of the Certificate of Incorporation and By-Laws of the Company, the minutes and other records of the proceedings of the Board of Directors and of the Stockholders of the Company, the Plans and such other documents, corporate and public records, agreements, and certificates of officers of the Company and of public and other officials, and I have considered such questions of law, as I have deemed necessary as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

         Based on and subject to the foregoing, I hereby advise you that, in my opinion, the issuance of shares of Common Stock, upon exercise of the Options in accordance with the provisions and subject to the conditions set forth in the Plans and in the agreements executed thereunder governing the issuance and exercise of the Options, has been duly authorized and, when the consideration for such shares has been received by the Company and such shares have been issued in accordance with and subject to such terms and conditions, such shares of Common Stock will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

                                                    Very truly yours,

                                                    /s/ William F. Sorin
                                                    -------------------------
                                                    William F. Sorin